Exhibit 99.6

Poster Presentation (Encore from EHA) at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: Updated Interim Results of an International Multicenter, Phase 2 Study of Ibrutinib (PCI-32765) in Relapsed or Refractory (R/R) Mantle Cell Lymphoma (MCL)

M.L. Wang, MD1, S. Rule, MD2, P. Martin, MD3, R.L. Auer, MD4, B.S. Kahl, MD5, W. Jurczak, MD6, R.H. Advani, MD7, J.E. Romaguera, MD1, M.E. Williams, MD8, J.C. Barrientos, MD9, E. Chmielowska10, JA. Radford11, S. Stilgenbauer, MD12, J.M. McGreivy, MD13, F. Clow, ScD13, D.M. Beaupre13, LA. Kunkel, MD13, A.H. Goy14, K.A. Blum, MD15

1Dept. of Lymphoma/Myeloma, The University of Texas MD Anderson Cancer Center, Houston, TX; 2Department of Haematology, Derriford Hospital, Plymouth, United Kingdom; 3Division of Hematology-Oncology, Weill Cornell Medical College, New York, NY; 4Department Haemato-oncology, Barts Health NHS Trust, London, United Kingdom; 5Department of Medicine-Hematology/Oncology, University of Wisconsin, Madison, WI; 6Department of Haematology, Jagiellonian University, Krakow, Poland; 7Department of Medicine, Division of Oncology, Stanford University Medical Center, Stanford, CA; 8University of Virginia School of Medicine, Charlottesville, VA; 9CLL Research and Treatment Program, Division of Hematology and Medical Oncology, Department of Medicine, Hofstra North Shore-LIJ, New Hyde Park, NY; 10Oddzial Kliniczny Onkologii Centrum Onkologii, Bydgoszcz, PL; 11The University of Manchester and the Christie NHS Foundation Trust, Manchester, UK; 12Universitatsklinikum Ulm, Klinik fur Innere Medizin II, Ulm, Germany; 13Pharmacyclics, Inc., Sunnyvale, CA; 14John Theurer Cancer Center at Hackensack University Medical Center, Hackensack, NJ; 15The Ohio State University, Columbus, OH

Introduction: Bruton’s tyrosine kinase (BTK) is a central mediator of BCR signaling essential for B-cell development. Ibrutinib is an oral BTK inhibitor that induces apoptosis and inhibits migration and adhesion of malignant B-cells. Interim results demonstrated ibrutinib induced rapid nodal responses in R/R MCL (Wang, ASH 2012).

Methods: R/R MCL pts who were either bortezomib-naïve (BN) or bortezomib-exposed (BE) were enrolled. Ibrutinib 560 mg PO QD was administered continuously until PD. Tumor response was assessed every 2 cycles. Primary endpoint: ORR. Secondary endpoints: DOR, PFS, OS, safety.

The study enrolled 115 pts; 111 were treated; 110 were evaluable for response. Baseline characteristics included: median age 68 years, time since diagnosis 42 months, # of prior therapies 3; bulky disease 13%, prior SCT 10%, high risk MIPI 49%.

Results: Safety data is reported for 111 pts. Treatment-emergent AEs (TEAEs) in ≥ 20% of pts included: diarrhea (40%), fatigue (36%), URI (23%), nausea (23%), and dyspnea (21%).  Grade 3 AEs ≥ 5% were neutropenia (13%), anemia (8%), thrombocytopenia (7%), and 5% each: abdominal pain, diarrhea, dyspnea, and pneumonia. Grade 4 treatment-related AEs included neutropenia (7%), hyperuricaemia (2%), and 1% each pancytopenia, thrombocytopenia, and sepsis.  One Grade 5 pneumonia was reported as treatment-related.

Median time on study was 9.2 months; 47% of pts remain on therapy. Median PFS was 13.9 months; DOR not yet reached.

Evaluable	BN (n=63)	BE (n=47)	Total (n=110)
ORR (%)	65	72	68
CR (%)	21	23	22
PR (%)	44	49	46

Responses increased with longer treatment. Median time to PR was 1.9 months and to CR was 5.5 months. With longer follow up on the subset of 51 pts reported at ASH 2011(median time on study then was 3.7 months, now 14.7 months), the CR rate increased from 16% to 39% and the ORR increased from 69% to 75%.

Conclusion: Updated results of this phase 2 study of single agent ibrutinib will be presented.  Longer follow up demonstrates the durability of responses and confirms the unprecedented single agent activity of ibrutinib in R/R MCL. The TEAEs were consistent with safety data previously reported. Pivotal studies in R/R MCL have been initiated.